EXHIBIT 99.3
                                                                    ------------

ABLE
LABORATORIES
INC.

COMPANY CONTACTS:                                       INVESTOR CONTACT:
Able Laboratories, Inc.                                 Investor Relations
Jay Wadekar, President & CEO                            (908) 754-2253 ext. 664
Robert Weinstein, Vice President & CFO                  Email: IR@ablelabs.com
(908) 754-2253


              ABLE LABORATORIES REPORTS FIRST QUARTER 2004 RESULTS
                                   ----------
         NET SALES INCREASE 43% TO $21.5 MILLION FROM $15.0 MILLION FOR
                             FIRST QUARTER OF 2003
                                   ----------
           OPERATING INCOME, INCLUDING EFFECT OF 67% INCREASE IN R&D,
                         INCREASES 49% TO $3.0 MILLION
                                   ----------
                FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.10
              INCLUDES $400,000 OF EXPENSES RELATED TO NEW FACILITY
                                   ----------

SOUTH PLAINFIELD, NJ, APRIL 26, 2004 - ABLE LABORATORIES, INC. (NASDAQ NMS:
ABRX) today announced financial results for the three months ended March 31, 2004.

For the first quarter of 2004, the Company reported net sales of $21.5 million, a 43.0% increase from net sales of $15.0 million in the first quarter of 2003, primarily due to the Company's expanded product family. The Company also reported operating income of $3.0 million for the first quarter of 2004, a 48.9% increase from the first quarter of 2003 of $2.0 million. Research and development expenses ("R&D") were $3.5 million for the first quarter of 2004, a 66.8% increase, compared with $2.1 million for the first quarter of 2003.

Gross profit was $9.5 million for the quarter, an increase of 45.6%, versus $6.5 million for the first quarter of 2003. As a percent of net sales, the Company's gross margin was 44.4% versus 43.7% for the first quarter of 2003. The increase in gross margin is primarily attributable to a favorable product mix including sales of an increased number of first-to-market products, offset partially by approximately $400,000 of expenses incurred while building the Company's new Cranbury manufacturing facility.

R&D expenses increased substantially as noted above. The increase results from additional research and development conducted to further develop the Company's product pipeline and costs associated with strategic alliances. R&D accounted for 16.5% of net sales for the first quarter of 2004 versus 14.2% of net sales for the first quarter of 2003. The Company received one Abbreviated New Drug Application ("ANDA") approval during the first quarter of 2004 and currently has 18 ANDAs pending approval by the U.S. Food and Drug Administration ("FDA") addressing a total market size of approximately $630 million. In addition, the Company has 25 solid dose and six liquids projects currently under development addressing a total market size of approximately $850 million.

Selling, general and administrative expenses ("SG&A") increased to $3.0 million for the first quarter of 2004 versus $2.4 million for the first quarter of 2003. SG&A accounted for 14.0% of net sales for the first quarter of 2004 compared with 16.1% of net sales for the first quarter of 2003. The dollar increase was primarily attributable to higher administrative expenses incurred to support the Company's growth.

Operating income for the quarter was $3.0 million, or 13.9% of net sales, versus $2.0 million, or 13.4% of net sales, for the first quarter of 2003. This percentage increase was primarily attributable to increased net sales partially offset by increased R&D and SG&A expenses.

Net income applicable to common stockholders for the quarter was $1.8 million versus $1.0 million for the first quarter of 2003. Fully diluted earnings per share for the quarter was $0.10 versus $0.06 for the first quarter of 2003.

Jay Wadekar, President and Chief Executive Officer commented: "We are pleased with Able's progress during the first quarter of 2004 as we continue investing in our future by building the Company's R&D pipeline and constructing our new manufacturing facility in Cranbury, NJ. We anticipate several product approvals over the next 4-6 months, one of which could be a first-to-market product. We currently have 18 ANDAs on file with the FDA and anticipate filing additional ANDAs, for solid dose and liquids products, throughout the year. Also, we intend to continue our commitment to R&D by increasing the number of new products entering development, both utilizing our internal expertise and leverage our expertise by collaborating with our technology licensing partner."

FIRST QUARTER 2004 - CORPORATE HIGHLIGHTS

     o The Company received FDA approval for its ANDA for Methamphetamine Hydrochloride Tablets, USP 5mg CII. Able was the first company to receive an ANDA approval for, and to ship, this product, the generic equivalent of Desoxyn(R)5mg Tablets.

CONFERENCE CALL INFORMATION

Able Laboratories has scheduled a conference call and web cast regarding this announcement to be held tomorrow, Tuesday, April 27, beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). To participate in the live call via telephone, please call (877) 464-5947 or (706) 679-0842 internationally. A telephone replay will be available for 48 hours following the call by dialing
(800) 642-1687 or (706) 645-9291 internationally and entering reservation number 6994034.

Individuals interested in listening to the conference call via the Internet may do so by visiting our web site www.ablelabs.com. A replay will be available on the web site for 90 days.

Able Laboratories is a developer and manufacturer of generic pharmaceuticals. Further information on Able may be found on the Company's web site, www.ablelabs.com.


EXCEPT FOR HISTORICAL FACTS, THE STATEMENTS IN THIS NEWS RELEASE, AS WELL AS ORAL STATEMENTS OR OTHER WRITTEN STATEMENTS MADE OR TO BE MADE BY ABLE LABORATORIES, INC., ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES. FOR EXAMPLE, STATEMENTS ABOUT THE COMPANY'S OPERATIONS AND ABILITY TO INCREASE SALES AND MANAGE ITS GROWTH, THE EXPECTED EFFECTS OF THE COMPANY'S EXPANSION OF ITS PRODUCTION FACILITIES, THE CURRENT OR EXPECTED MARKET SIZE FOR THE COMPANY'S PRODUCTS, THE ADEQUACY OF THE COMPANY'S MANUFACTURING CAPACITY, THE AVAILABILITY OF SUFFICIENT CAPITAL, THE SUCCESS OF CURRENT OR FUTURE PRODUCT OFFERINGS, RESEARCH AND DEVELOPMENT EFFORTS AND THE COMPANY'S ABILITY TO FILE FOR AND OBTAIN U.S. FOOD AND DRUG ADMINISTRATION APPROVALS FOR FUTURE PRODUCTS, ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE MERELY THE COMPANY'S CURRENT PREDICTIONS OF FUTURE EVENTS. THE STATEMENTS ARE INHERENTLY UNCERTAIN, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE STATEMENTS MADE HEREIN. THERE IS NO ASSURANCE THAT THE COMPANY WILL CONTINUE TO ACHIEVE THE SALES LEVELS NECESSARY TO MAKE ITS OPERATIONS PROFITABLE OR THAT ITS ANDA FILINGS AND APPROVALS WILL BE COMPLETED AND OBTAINED AS ANTICIPATED. FOR A DESCRIPTION OF ADDITIONAL RISKS, AND UNCERTAINTIES, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION AND DEVELOPMENTS.


                           PLEASE SEE ATTACHED TABLES

                             ABLE LABORATORIES, INC.
                            CONDENSED BALANCE SHEETS

                                   (Unaudited)

                                                                         MARCH 31,       DECEMBER 31,
                                                                            2004             2003
                                                                        -----------      -----------
                                     ASSETS
Current assets:
      Cash and cash equivalents                                         $15,907,513      $20,065,248
      Accounts receivable, net of allowances of
        $19,500,298 and $24,007,583                                      12,884,566        8,626,023
      Inventory                                                          16,828,172       16,602,608
      Deferred income tax asset                                           4,760,000        4,760,000
      Prepaid expenses and other current assets                           1,741,486        1,644,068
                                                                        -----------      -----------
            Total current assets                                         52,121,737       51,697,947
                                                                        -----------      -----------

Property and equipment, net                                              23,084,873       18,953,744
                                                                        -----------      -----------

Other assets:
      Debt financing costs, net of accumulated amortization                  89,507           91,708
      Cash deposits with bond trustee                                       570,841          525,907
      Deferred income tax asset                                           9,236,000        9,709,000
      Goodwill                                                            3,922,655        3,904,094
      Deposits and other assets                                             470,087          481,755
                                                                        -----------      -----------
            Total other assets                                           14,289,090       14,712,464
                                                                        -----------      -----------
                                                                        $89,495,700      $85,364,155
                                                                        ===========      ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
      Notes payable and current portion of long-term debt               $   242,283      $   239,038
      Accounts payable                                                    4,444,059        3,293,168
      Accrued expenses                                                    1,383,341        1,114,976
                                                                        -----------      -----------
            Total current liabilities                                     6,069,683        4,647,182
Long-term debt, less current portion                                      3,935,000        3,935,000
                                                                        -----------      -----------
            Total liabilities                                            10,004,683        8,582,182
                                                                        -----------      -----------

Stockholders' equity:
      Preferred stock, $.01 par value, 10,000,000 shares
         authorized, 14,373 and 17,025 shares of Series Q
         outstanding (liquidation value $1,437,300 and
         $1,702,500)                                                            144              171
      Common stock, $.01 par value, 25,000,000 shares
         authorized, 17,011,345 and 16,761,216 shares issued
         and outstanding                                                    170,113          167,611
      Additional paid-in capital                                        116,892,087      116,060,210
      Accumulated deficit                                               (37,442,657)     (39,295,941)
      Unearned stock-based compensation                                    (128,670)        (150,078)
                                                                        -----------      -----------
            Total stockholders' equity                                   79,491,017       76,781,973
                                                                        -----------      -----------
                                                                        $89,495,700      $85,364,155
                                                                        ===========      ===========

                             ABLE LABORATORIES, INC.
                         CONDENSED STATEMENTS OF INCOME

                                   (Unaudited)

                                                       Three Months Ended
                                                  ----------------------------
                                                   March 31,        March 31,
                                                      2004             2003
                                                  -----------      -----------

Sales, net                                        $21,452,436      $15,000,065
Cost of sales                                      11,919,012        8,451,653
                                                  -----------      -----------
         Gross profit                               9,533,424        6,548,412
                                                  -----------      -----------

Operating expenses:
   Selling, general and administrative              2,998,416        2,414,968
   Research and development                         3,546,388        2,126,612
                                                  -----------      -----------
         Total operating expenses                   6,544,804        4,541,580
                                                  -----------      -----------

         Operating income                           2,988,620        2,006,832
                                                  -----------      -----------

Other income (expense):
   Interest and financing expense                     (57,966)        (201,323)
   Miscellaneous income (expense)                      77,630          (10,469)
                                                  -----------      -----------
         Other income (expense), net                   19,664         (211,792)
                                                  -----------      -----------

Income before income taxes                          3,008,284        1,795,040
Provision for income taxes                          1,155,000          711,000
                                                  -----------      -----------
Net income                                          1,853,284        1,084,040

Dividends on preferred stock                           31,120          102,474
Net income applicable to common stockholders      $ 1,822,164      $   981,566
                                                  ===========      ===========

Net income per share:
         Basic                                         $ 0.11           $ 0.08
                                                  ===========      ===========
         Diluted                                       $ 0.10           $ 0.06
                                                  ===========      ===========

Weighted average shares outstanding:
         Basic                                     16,846,693       12,762,868
                                                  ===========      ===========
         Diluted                                   19,306,144       17,144,389
                                                  ===========      ===========